ANNEX Transaction  Combination of The Hartford and Chubb Headline Offer Per Hartford Share  $70.00 per Hartford share  Consideration approximately 40% stock and 60% cash to Hartford shareholders  Tax-free transaction to Hartford shareholders to the extent of Chubb stock received Incremental Value of Stock Consideration Not Reflected Above  ~$6.00 per Hartford share as outlined in March 11, 2021 proposal Management and Board Continuity  Welcome Hartford’s CEO to become key member of Chubb executive management team  2 to 3 Hartford directors to join the Chubb Board Community Commitment  Maintenance of Hartford’s current commitments to state and local governments and communities  Hartford becomes Center for Excellence for Group Benefits, Workers’ Compensation, Small Commercial and AARP businesses within Chubb  Chubb to relocate personnel to Hartford to minimize net job reductions  Hartford would become a major technology and operations center for Chubb  Significant new investment to revitalize Hartford and enhance attractiveness of Connecticut for skills-based jobs, including both tech and non-tech related Timeline  Targeted confirmatory due diligence as outlined on March 11, 2021  Execute Definitive Agreements and announce by May 19, 2021  Close within ~6 months of announcement  No financing contingency or equity raising needed by Chubb to complete transaction